Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. TO CELEBRATE 40 YEARS ON THE

NEW YORK STOCK EXCHANGE

ATLANTA, GA – Sept 8, 2008: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company will celebrate its 40th anniversary on the New York Stock Exchange by ringing the closing bell at 4:00 p.m. EDT on Wednesday, September 10, 2008. R. Randall Rollins, Chairman of Rollins, Inc. who was present when the Company listed on the NYSE will ring the closing bell. He will also be joined by Gary W. Rollins, President and CEO of Rollins, Inc., Henry B. Tippie, lead director of Rollins, who was present at the initial listing ceremony, and other members of senior management.

Randall Rollins commented, “This occasion is truly a milestone in the history of our company. When we listed on the Exchange 40 years ago, we were a much smaller company with $106 million in revenues; this year revenues will exceed $1 billion. Over this period, Orkin Pest Control, the industry’s number one brand, has been a major contributor to our success. In recent years we have continued to build our residential and commercial pest control businesses, both organically and through significant acquisitions in the U.S. and Canada. Since our listing on the NYSE in 1968, there have been two additional NYSE companies created as an offshoot from Rollins, Inc.

“We are extremely grateful to our dedicated management team and extraordinary employees and customers that have made these accomplishments possible.”

A live webcast of the event can be accessed on the home page of the New York Stock Exchange beginning at 3:59 p.m. at www.nyse.com.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.